Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-195697

February 6, 2017

WELLS FARGO & COMPANY

$2,000,000,000 Floating Rate Notes Due February 11, 2022

Issuer:	Wells Fargo & Company

Title of Securities	Floating Rate Notes Due February 11, 2022 (the “Notes”)

Note Type:	Senior unsecured

Trade Date:	February 6, 2017

Settlement Date (T+5):	February 13, 2017

Maturity Date:	February 11, 2022

Aggregate Principal Amount Offered:	$2,000,000,000

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from February 13, 2017

Underwriting Discount (Gross Spread):	0.35%

All-in Price (Net of Underwriting Discount):	99.65%, plus accrued interest, if any, from February 13, 2017

Net Proceeds:	$1,993,000,000

Interest Rate:	Base Rate of LIBOR plus 0.93%

Interest Payment Dates:	February 11, May 11, August 11 and November 11, commencing May 11, 2017, and at maturity

Interest Reset Dates:	February 11, May 11, August 11 and November 11, commencing May 11, 2017

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Period:	Quarterly

Initial Interest Rate:	LIBOR plus 0.93%, determined two London banking days prior to February 13, 2017

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+93 basis points

Redemption:	At its option, Wells Fargo may redeem the Notes, in whole, but not in part, on February 11, 2021, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

CUSIP:	949746SP7

Listing:	None

Sole Bookrunning Manager:	Wells Fargo Securities, LLC

Co-Managers:	CastleOak Securities, L.P. Drexel Hamilton, LLC MFR Securities, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mailing wfscustomerservice@wellsfargo.com.

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